Exhibit 99.1

      Knology Reports Strong Second Quarter Financial Results and
                       Raises Guidance for 2006

    WEST POINT, Ga.--(BUSINESS WIRE)--Aug. 8, 2006--Knology, Inc.
(NASDAQ: KNOL):

    -- Revenue increased to $64.1 million for the second quarter 2006 and to $126.8 million YTD, representing growth of 11.9% and 12.9%, respectively.

    -- EBITDA, as adjusted, increased to $16.5 million for the second quarter 2006 and to $32.1 million YTD, representing growth of 37.5% and 46.9%, respectively.

    -- Guidance for 2006 raised based on strong YTD financial results and outlook.

    -- Annualized cash interest expense reduced by $5 million as a result of repricing the first lien term loan.

    -- Mandatory conversion of $19.3 million of preferred stock to common stock completed, eliminating an 8% annual in-kind dividend to preferred security holders.

    Knology, Inc. (NASDAQ-GM: KNOL) today reported financial and operating results for the second quarter ended June 30, 2006. Total revenue for the second quarter of $64.1 million compared to revenue of $62.7 million for the previous quarter and $57.3 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $16.5 million for the second quarter of 2006, representing an all-time high for the company. EBITDA, as adjusted, was $15.5 million in the previous quarter and $12.0 million in the second quarter of 2005.
    Knology reported a net loss attributable to common stockholders for the second quarter of 2006 of $10.2 million or $(0.42) per share, compared with a net loss of $11.1 million, or $(0.46) per share for the previous quarter and $15.6 million, or $(0.66) per share for the second quarter of 2005.
    Total connections increased 5,717 for the second quarter of 2006 to 451,320 as of quarter end. The company added 3,157 data connections, 2,696 voice connections and lost 136 video connections during the quarter. As expected, the second quarter 2006 connections were lower than the previous quarter due to the seasonally higher level of disconnects experienced during the spring and summer months. This seasonality is primarily associated with customer activity in the university, military and vacation communities in our service areas.
    Average monthly revenue per connection increased to $47.76 compared to $46.57 in the second quarter of 2005 and $47.55 in the first quarter of 2006. Average monthly connection churn declined to 2.8%, comparing favorably with churn of 2.9% in the same period one year ago.

    Knology also reported increased guidance for 2006 as follows:

    -- Revenues of approximately $255 million

    -- EBITDA, as adjusted in the range of $64 - $66 million

    During the quarter, Knology completed two significant financial transactions. In June, the company's preferred stock automatically converted into common stock after the volume weighted average price of Knology's common stock exceeded $8 per share for twenty consecutive trading days. This conversion eliminated an 8% annualized dividend payable to the preferred equity holders. Additionally, on June 30, the company repriced its outstanding first lien term loan, reducing the interest rate by 3%. This 3% interest rate reduction results in a cash interest savings of approximately $5 million on an annualized basis.
    "We are pleased with our performance for the first half of the year and maintain a positive outlook for the business which is reflected by our increased guidance for 2006," said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. "Our efforts continue to be focused on increasing shareholder value by executing our business plan, providing excellent customer service and adding profitable customers."
    M. Todd Holt, Chief Financial Officer of Knology, Inc. added, "We have further improved the company's capital structure during the second quarter with the preferred stock conversion and the repricing of the first lien term loan. We remain focused on generating free cash flow and the $5 million annualized reduction in cash interest charges will complement our strong EBITDA performance and capital expenditure management to maximize the free cash flow metric for the business."


Second Quarter Key Operating Metrics

                                        Q2         Q2       % Change
                                       2006       2005     vs. Q2 2005
                                     ---------- --------- ------------
Marketable Homes Passed                753,769   745,406          1.1%

Connections
     Video                             177,410   173,268          2.4%
     Voice
         On-Net                        153,038   137,604         11.2%
         Off-Net                         6,239     6,096          2.3%
                                     ---------- --------- ------------
              Total Voice              159,277   143,700         10.8%

     Data                              114,633    97,373         17.7%

Total On-Net Connections               445,081   408,245          9.0%
Total Connections                      451,320   414,341          8.9%

Residential Connections                402,175   373,200          7.8%
Business Connections                    49,145    41,141         19.5%

Average Monthly Revenue
     Per Connection                  $   47.76  $  46.57
Average Monthly Connection
     Churn                                 2.8%      2.9%


    For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

    Conference Call and Replay

    Knology has scheduled a conference call to discuss the results of the second quarter 2006, which will be broadcast live over the Internet, on Wednesday, August 9, 2006 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology's Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology's website at www.knology.com or www.earnings.com for approximately 30 days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Wednesday, August 23, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. # 1806179.

    About Knology

    Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.
    Knology's fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

    Information about Forward-Looking Statements

    This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements

    Definitions of Non-GAAP Financial and Operating Measures

    We provide financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP
("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

    In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; non-cash stock-based compensation; expenses associated with special litigation and one time severance expense; capital markets activities; adjustment of interest rate cap to market; adjustment of warrants to market; loss on early extinguishment of debt; income from discontinued operations; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three and six month periods ended June 30, 2005 and 2006 is attached to this press release.

    The other operating metrics used in this release include the following:


-- Marketable Homes Passed - We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. "Marketable homes passed" are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

-- Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

-- On-net/Off-net connections - All of our video and data connections are provided over our networks. Our voice connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

--  Average Monthly Revenue Per Connection - The Average Monthly
    Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

-- Average Monthly Connection Churn - The Average Monthly Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.



                            Knology, Inc.
                Consolidated Statements of Operations
                              (Unaudited)
           (In Thousands, Except Share and Per Share Data)

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                      ------------------------------------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Operating Revenues:
     Video            $    28,533 $    25,601 $    56,229 $    50,336
     Voice                 20,581      19,395      41,021      38,300
     Data                  14,466      11,790      28,202      22,939
     Other                    533         486       1,360         727
                       ----------- ----------- ----------- -----------
Total Revenue              64,113      57,272     126,812     112,302

Cost of services           17,932      16,567      35,442      32,679
Selling, general and
 administrative
     expenses              30,084      29,349      60,517      58,991
Depreciation and
 amortization              16,465      18,657      33,849      37,296
Capital markets
 activity                   1,518           0       1,518          62
Loss on early
 extinguishment of
 debt                           0         544           0         544
                      ------------ ----------- ----------- -----------
Operating loss             (1,886)     (7,845)     (4,514)    (17,270)

Interest income               102          88         189         292
Interest expense, net      (9,048)     (7,962)    (17,667)    (15,805)
Gain on interest rate
 cap agreement              1,141           0       1,868           0
(Loss) gain on
 adjustment of warrant
 to market                   (169)         42        (391)        181
Other income (expense)         13         139          (6)        141
                       ----------- ----------- ----------- -----------
     Loss from continuing
      operations           (7,961)     (7,693)    (16,007)    (15,191)
     Income from
      discontinued ops          0          47           0          92
                      ------------ ----------- ----------- -----------
Net loss                $  (9,847) $  (15,491) $  (20,521) $  (32,369)
Preferred stock
 dividend                    (355)        (71)       (747)        (71)
                       ----------- ----------- ----------- -----------
Net loss attributable
 to common stockholders $ (10,202) $  (15,562) $  (21,268) $  (32,440)
                       =========== =========== =========== ===========


 Basic and diluted net
  loss per share att. to
  common stockholders   $   (0.42) $    (0.66) $    (0.87) $    (1.37)
                       =========== =========== =========== ===========

Weighted average
 shares outstanding    24,547,736  23,697,787  24,479,106  23,697,787
                       =========== =========== =========== ===========


                            Knology, Inc.
                Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (In Thousands)

ASSETS                                          6/30/2006  12/31/2005
                                                ---------- -----------

Current assets:
Cash and cash equivalents                      $   6,744   $   12,183
Restricted cash                                     2,335       3,537
Accounts receivable customers, net                 19,046      19,283
Prepaid expenses and other                          1,481       1,767
                                                ---------- -----------
     Total current assets                          29,606      36,770

Property, plant & equipment, net                  267,410     285,638
Investments                                         1,243       1,243
Debt issuance costs                                11,315       8,764
Interest rate cap agreement                         3,405       1,537
Goodwill, intangible assets and other              41,853      41,582
                                                ---------- -----------

     Total assets                              $  354,832  $  375,534
                                                ========== ===========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
Current portion of notes payable               $    2,289  $    2,241
Accounts payable                                   19,665      20,010
Accrued liabilities                                16,622      18,620
Unearned revenue                                   10,379      10,134
                                                ---------- -----------
     Total current liabilities                     48,955      51,005

Notes payable                                     270,825     270,882
Warrants                                              516         285
                                                ---------- -----------
     Total liabilities                            320,296     322,172

Redeemable convertible preferred stock                  0      19,851

Common stock                                          347         242
Additional paid in capital                        582,944     561,503
Accumulated deficit                              (548,755)   (528,234)
                                                ---------- -----------
     Total stockholders' equity                    34,536      33,511
                                                ---------- -----------
         Total liabilities and stockholders'
              equity                           $  354,832  $  375,534
                                                ========== ===========


                            Knology, Inc.
          Reconciliation of EBITDA, As Adjusted to Net Loss
                             (Unaudited)
                            (In Thousands)

                                    Three    Three     Six      Six
                                    months   months   months   months
                                    ended    ended    ended    ended
                                   June 30, June 30, June 30, June 30,
EBITDA, as adjusted reconciliation  2006     2005     2006     2005
----------------------------------------------------------------------
Net loss                          $ (9,847)$(15,491)$(20,521)$(32,369)
Depreciation and amortization       16,465   18,657   33,849   37,296
Non-cash stock-based compensation      412      605    1,204      931
Special litigation fees and one-
 time severance                          0       49        0      262
Capital markets activity             1,518        0    1,518       62
Interest expense, net                8,946    7,874   17,478   15,513
Adjustment of interest rate cap to
 market                             (1,141)       0   (1,868)       0
Adjustment of warrants to market       169      (42)     391     (181)
Loss on early extinguishment of
 debt                                    0      544        0      544
Discontinued operations and other      (13)    (186)       6     (233)
                                   -------- ----------------- --------
EBITDA, as adjusted               $ 16,509 $ 12,010 $ 32,057 $ 21,825
                                   ======== ======== ======== ========


    CONTACT: Knology, Inc.
             M. Todd Holt, Chief Financial Officer, 706-645-8752 todd.holt@knology.com